Exhibit 10.11

14 June 2018

Johan Linden

Re: Retention Agreement

Dear Johan:

I am pleased to offer you this Retention Agreement (the “Agreement”) with Dole Food Company, Inc. (the “Company” and, together with any corporation or entity a majority or more of the outstanding voting stock or voting power of which is directly or indirectly owned by the Company, “Dole”). As you know, Dole is undergoing a key transition. DFC Holdings, LLC, the Company’s parent, entered into a Securities Purchase Agreement with Total Produce USA Holdings Inc. (“Total Produce”) and certain other parties thereto, dated as of February 1, 2018 (the “Purchase Agreement”), pursuant to which Total Produce is acquiring a substantial ownership interest in the Company and the right to acquire additional ownership interests. We consider you to be an integral member of the management team during this transition and beyond. In consideration of your ongoing and future service to the Company, we offer you this Agreement.

The terms and conditions of this Agreement are set forth below.

1. Effective Date. This Agreement is effective upon the closing of Total Produce’s acquisition of the substantial ownership interest contemplated in the Purchase Agreement (“Closing,” as such term is defined in the Purchase Agreement). However, if the Purchase Agreement is terminated prior to the Closing, this Agreement shall terminate and have no further force or effect, without any payment due hereunder.

2. Employment. As of the Effective Date, you shall render services to Dole in the position of President & Chief Executive Office and report to Board of Directors. Your base salary shall be $800,000 USD and your target bonus is 100%. You shall devote substantially all of your business time, energy, attention and skill to the services of Dole and the promotion of its interests. Nothing in this Agreement prevents Dole from terminating your employment at any time, for Cause or otherwise.

3. Benefits and Incentive Plans. You shall be entitled to participate in the benefit plans (including but not limited to, any medical, dental, life insurance, retirement and disability plans) that may be available from time to time to similarly situated senior executives (and their eligible dependents) of Dole. However, from the Effective Date through the third anniversary of the Closing, you will not be eligible to participate in any cash incentive or bonus program (including, but not limited to, any long term incentive plan) of Dole for any performance periods for which the payout is scheduled before the last scheduled Payment Date (as defined below), other than any annual merit bonus that Dole may grant you in its sole discretion. You acknowledge and agree that Dole may, in its discretion, subject to applicable benefit plan terms, terminate at any time or modify from time to time any benefit plan or plans in which you may participate.

4. Retention Bonus. Subject to the terms and conditions set forth herein, you will be eligible to receive a Retention Bonus equal to $4,830,000 USD. This Retention Bonus will be payable in three equal installments, with one-third being paid on the first anniversary of Closing, one-third paid on the second anniversary of Closing, and one-third paid on the third anniversary of Closing (each, a “Payment Date”); provided that you remain employed with Dole through the applicable Payment Date. Except as provided in Paragraph 5 hereof, if you terminate employment with Dole before any Payment Date(s), any and all Retention Bonus amounts otherwise due for any such future Payment Date(s) will be immediately forfeited. The Retention Bonus will not be eligible for deferral or match under any qualified or non-qualified benefit plan including, without limitation, Dole’s 401(k) Plan for Salaried Employees, Excess Savings Plan or Global Retirement Savings Plan.

5. Involuntary Termination of Employment. If, for any reason other than death, Disability (as defined below), or Cause (as defined below), your employment is terminated involuntarily by Dole before a Payment Date, you will be eligible to receive payment of an amount equal to the greater of (i) any unpaid portion of the Retention Bonus or (ii) the amount of severance payable pursuant to your existing severance agreement, plan, policy or arrangement, as applicable, with Dole or its affiliates as in effect at the time of the execution of the Purchase Agreement. Such payment will be made in a single lump sum within 70 days following your termination of employment, but is contingent on your execution, delivery and non-revocation of a release of claims substantially in the form attached hereto as Exhibit A (and to be provided by Dole upon your termination) and such release of claims becoming irrevocable within 60 days following your termination of employment.

For purposes of this Agreement, “Cause” shall mean occurrence of one or more of the following:

a.	You are convicted of, or plead guilty or nolo contendere to, a felony;

b.

You commit an act of gross misconduct in connection with the performance of your duties that (if remediable) is not remedied in a reasonable period of time after receipt by you of written notice from Dole specifying such occurrence;

c.

You demonstrate habitual negligence in the performance of your duties that (if remediable) is not remedied in a reasonable period of time after receipt by you of written notice from Dole specifying such occurrence; or

d.	You commit an act of fraud, misappropriation of funds or embezzlement in connection with your employment by Dole;

provided, in each case, that Dole’s termination of your employment for Cause must be made pursuant to notice (i) given to you within 120 days after Dole becomes aware of the occurrence, (ii) that identifies the provision above relied on for the termination, and (iii) that sets forth in reasonable detail the facts and circumstances providing a basis for termination of your employment under the provision.

For purposes of this Agreement, “Disability” shall mean your absence from, or inability to perform duties for, Dole on a full-time basis for 90 consecutive business days or 120 business days in any period of 360 days as a result of mental or physical illness or injury, as determined by a physician selected by Dole or Dole’s insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be withheld unreasonably).

6. No Other Rights to Severance During the Term of this Agreement. For the avoidance of doubt, if, for any reason other than death, Disability, or Cause, your employment is terminated involuntarily by Dole at any time following the final Payment Date, any severance to which you may then be entitled shall be determined pursuant to the severance agreement, plan, policy or arrangement, if any, as in effect at the time of such termination of your employment with Dole.

7. Withholding. Notwithstanding anything else herein to the contrary, Dole may withhold from any amounts otherwise due or payable under or pursuant to this Agreement or otherwise such non-U.S., U.S., federal state and local income, employment, or other taxes as Dole may reasonably determine is required to be withheld pursuant to any applicable law or regulation.

8. Code Section 409A. It is intended that this Agreement and the payments and amounts provided hereunder constitute short-term deferrals as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (“Section 409A”), and all provisions of the Agreement shall be construed and interpreted in a manner consistent with the requirements for satisfying short-term deferral treatment under Section 409A (or otherwise complying with Section 409A if not a short-term deferral). Accordingly, the Agreement shall be administered and interpreted so as to avoid a “plan failure” with the meaning of Section 409A. Any payment to you that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each payment shall be considered to be a separate payment for purposes of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment that is subject to Section 409A and would

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otherwise be paid upon, and within six months after, your separation from service will instead be accrued without interest and, to the extent required by Section 409A(a)(2)(B)(i), be paid (i) in the seventh month following your separation from service, or (ii) if earlier, within 30 calendar days after (or as soon as otherwise practicable following) the date of your death.

If the period during which you have discretion to execute or revoke a release straddles two calendar years, Dole will make the payments that are conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of which taxable year you deliver the executed release.

Notwithstanding anything to the contrary, Dole will indemnify you for any additional taxes (including, without limitation, penalties and interest) incurred by you that (A) apply to Retention Bonus payments made to you pursuant to this Agreement which arise pursuant to Section 409A, or (B) apply to the Retention Bonus amounts as the result of a “plan failure” within the meaning of Section 409A, or (C) because of a Section 409A failure with respect to the Retention Bonus amounts, apply pursuant to Section 409A on other amounts paid or due to you. Such indemnified amount will be (i) sufficient so that you retain, after all applicable taxes, penalties and interest, an amount equal to what you would have retained in the absence of any failure under Section 409A, and (ii) paid to you no later than the last day of the calendar year following the calendar year in which such taxes are paid. For the avoidance of doubt, the indemnified amount shall not include taxes that would otherwise apply absent a Section 409A failure.

9. Binding Agreement. This Agreement will be binding upon and inure to the benefit of you and Dole and will be enforceable by your personal or legal representatives or successors. If you die while any amounts would still be payable to you under this Agreement, then such amounts will be paid to your estate, or such rights will remain exercisable by your estate, respectively, in accordance with the terms of this Agreement. This Agreement will not otherwise be assignable by you.

This Agreement will inure to and be binding upon Dole’s successors, including, without limitation, any successor to all or substantially all of Dole’s business and/or assets. Dole will require any such successor to all or substantially all of the business and/or assets of Dole by sale, transfer, merger (where Dole is not the surviving corporation), consolidation, recapitalization, reorganization, lease, distribution, spin-off or otherwise, to expressly assume in writing this Agreement, unless it is assumed by operation of law. This Agreement will not otherwise be assignable by Dole.

10. Application of Section 4999. If any amount payable to you under this Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your payments hereunder shall be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, you would retain a greater amount on an after-tax basis following such reduction.

11. Arbitration of Disputes. You and Dole mutually consent to the resolution by arbitration, under the applicable rules of JAMS (which are available at jamsadr.com, or from Dole upon your request), of all claims (common law or statutory) arising out of or relating to this Agreement and, to the extent permitted by law, arising out of your employment or the termination of your employment, that Dole might have against you, or that you might have against Dole, its affiliated companies, the directors, employees or agents of Dole or any of its affiliated companies, and all successors and assigns of any of them. You and Dole waive the right to have a court or jury trial on any arbitrable claim. The Federal Arbitration Act (“FAA”) shall govern this Paragraph 11 of the Agreement, or if for any reason the FAA does not apply, the arbitration law of California. Notwithstanding any provision of the JAMS Rules, arbitration shall occur on an individual basis only. You waive the right to initiate, participate in, or recover through, any class or collective action. Nothing in this Agreement prevents you from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency. Nothing in this Paragraph 11 will affect your or our ability to seek from a court provisional injunctive or equitable relief to the extent permitted by law.

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Except as may be necessary to enter or execute judgment upon an arbitration award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limitation, the existence of a controversy, the fact that there is an arbitration proceeding and the content of the pleadings, papers, orders, hearings, trials or awards in the arbitration) will be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents and employees and all others acting on behalf of or in concert with them. Any controversy relating to the arbitration, including, without limitation, any action to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, will be filed under seal with the court, to the extent permitted by law.

12. Confidentiality. You agree and promise that you will hold the existence and the contents of this Agreement in strict confidence and not disclose in any manner or otherwise give to others any information concerning this Agreement, except that you may disclose this Agreement and the Retention Bonus to your spouse, immediate family member, accountant, tax advisor, or lawyer or as required by law, but only if you inform such individuals of the obligations of confidentiality herein and you agree to be responsible for any breach of such obligations by such individuals. Nothing in this Paragraph 12 shall prevent you from disclosing the amount of your wages as permitted under California Labor Code §232. Notwithstanding any other provision in this Agreement, you understand and agree that in the event you disclose or threaten to disclose any such information except as stated herein, you will not receive any unpaid portion of the Retention Bonus.

13. Restraint on Alienation. None of your benefits, payments, proceeds or claims under this Agreement will be subject to any claim of any creditor and, in particular, the same will not be subject to attachment or garnishment or other legal process by any creditor, nor will you have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments of proceeds that you may expect to receive, contingently or otherwise, under this Agreement. Notwithstanding the preceding sentence, payments may be subject to a garnishment or wage assignment or authorized or mandatory deductions made pursuant to a court order, a tax levy or applicable law or your elections.

14. Strict Compliance; Severability. Your or Dole’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right you or Dole may have hereunder, including, without limitation, Dole’s right to terminate your employment for Cause, will not be deemed to be a waiver of such provision or right with respect to any subsequent lack of compliance, or of any other provision of or right under this Agreement. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

15. Entire Agreement; Waiver of Change of Control Agreement. This Agreement contains the entire agreement between you and Dole with respect to the subject matter hereof. You hereby irrevocably waive all rights under the Change of Control Agreement between you and Dole, dated December 17, 2010, as amended. You hereby acknowledge and agree that the consummation of the transactions contemplated by the Purchase Agreement (including any subsequent acquisition by Total Produce of up to 51% or 100% of DFC Holdings, LLC) and any changes in your title, authority, duties, responsibilities or status, or any relocation of the Company’s headquarters, in each case, that results from such consummation will not be deemed to give rise to an involuntary termination of employment for purposes of any agreement, plan, policy or program that provides for severance payments and benefits to which you may otherwise be entitled. You and Dole acknowledge and agree that no representations, inducements, promises or agreements, orally or otherwise, have been made by you or Dole regarding the subject matter hereof that are not contained in this Agreement, and that no other agreement, statement or promise not contained herein shall be valid or binding with respect to the subject matter hereof.

16. Choice of Law. Except as provided in Paragraph 11 with respect to arbitration, this Agreement is made in, and will be governed by, the laws of the State of California, without regard to the choice of laws or conflict of laws principles or rules of the State of California or of any other jurisdiction.

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17. Modification or Termination of this Agreement; Survivability. This Agreement may be modified or terminated only by a writing signed by both you and Dole. Unless this Agreement is terminated as provided herein, this Agreement, including, without limitation, Paragraph 11, will survive indefinitely including after payment of the Retention Bonus.

18. Notices. All notices and other communications under this Agreement must be in writing and must be given by hand delivery to the other party, by reputable overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

At the Address provided underneath your signature below

If to Dole:

Dole Food Company, Inc.

One Dole Drive

Westlake Village, California 91362-7300

Attention: President

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

19. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same Agreement and shall become effective when a copy signed by each party has been delivered to the other party. Facsimile and .pdf signatures shall be as effective as if originals.

We look forward to your acceptance of this Agreement, which you can indicate by promptly signing, dating and returning a copy of this Agreement to me.

Very truly yours,

Dole Food Company, Inc.

By:	/s/ Jared Gale
Jared Gale
Vice President, General Counsel and Corporate Secretary

By:	/s/ Charlene Mims
Charlene Mims
Senior Vice President, Human Resources

Agreed and accepted:

/s/ Johan Linden__________________ Johan Linden	June 14, 2018__________________________ Date

ADDRESS:

13 Williamsburg Way

91361 Thousand Oaks

CA

_____________________________

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Exhibit A

Form of General Release Agreement

GENERAL RELEASE AND NON-SOLICITATION AGREEMENT

THIS GENERAL RELEASE AND NON-SOLICITATION AGREEMENT (this “Agreement”), by and between Johan Linden (the “Employee”) and Dole Food Company, Inc. (“Employer”), and Employer’s parent, subsidiary and affiliate corporations, is a general release of claims executed by the Employee as a condition to receipt of the benefits described in paragraph five (5) of the Employee’s Retention Agreement attached hereto (the “Retention Agreement”). Employer and its parent, subsidiary and affiliate corporations are collectively defined and referenced herein as the “Company” throughout this Agreement.

1.

Employee understands that Employee’s employment with Employer terminated effective date. In addition, Employee acknowledges that Employee was paid a lump-sum payment for all unpaid base salary accrued through the termination date and accrued and unused vacation time as of the termination date. Vacation time stopped accruing as of the termination date. Employee was paid all such amounts and does not need to repay such amounts whether or not Employee chooses to execute and return this Agreement.

2.

Employee further understands that, by signing this Agreement and by satisfying the other conditions provided in the Retention Agreement, Employee shall be entitled to the severance benefit provided under paragraph five (5) of the Retention Agreement, less federal and state wage withholdings. On or prior to Employee’s termination date, Employee acknowledges and represents that Employee returned to Employer all property of the Company, including computer and other electronic equipment, computer passwords, telephones, pagers, etc., in Employee’s possession or control.

3.

Employee understands and agrees that, by signing this Agreement, Employee acknowledges full and complete satisfaction of and is releasing and discharging and promising not to sue the Company (as broadly defined above), past and present, as well as the Company’s directors, officers, shareholders, representatives, assignees, successors, agents and employees, past and present, and each of them, (individually and collectively, “Releasees”) from and with respect to any and all claims, wages, demands, rights, liens, agreements, suits, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or in any way connected with Employee’s employment relationship with, or the termination of Employee’s employment with, Employer, including but in no way limited to any act or omission committed or omitted prior to the date of execution of this Agreement. This includes but is in no way limited to any claim under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Fair Employment & Housing Act or any other federal, state or local law, regulation, constitution or ordinance. The foregoing release does not extend to any vested benefits under the terms of any “employee benefit plan,” as defined in Section 3(3) of ERISA, and to any obligation of Employer to pay the Employee any vested deferred compensation. Notwithstanding the foregoing covenant not to sue, Employee may bring a claim against Employer to enforce this Agreement or to

___________(initial)

challenge the validity of this Agreement under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). The parties intend that this release and waiver of claims be construed as broadly as legally possible. This release and waiver of claims does not include any claims that cannot be lawfully waived.

4.

Employee covenants and affirms that Employee has not caused or permitted to be filed any claim, charge, suit, complaint, action, cause of action, or proceeding of any kind in any forum against any of the Releasees. Employee further covenants and affirms that Employee has not made any assignment and will make no assignment of any claims, demands or causes of action released herein and will not file, refile, initiate, or cause to be filed, refiled or initiated any claim, charge, suit, complaint, action or cause of action based upon, arising out of, or relating to any claim, demand, or cause of action released herein.

5.

Employee understands and expressly agrees that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present or future, arising from or attributable to any alleged act or omission of the Company or any of its agents, employees or representatives in connection with Employee’s hiring, employment, termination of employment by Employer or post-employment treatment occurring prior to the execution of this Agreement, and that any and all rights granted to Employee under Section 1542 of the California Civil Code or any analogous law or regulation affecting any other jurisdiction are expressly waived. Said Section 1542 of the California Civil Code reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee acknowledges that during Employee’s employment with Employer, Employee had access to confidential and proprietary business information, including, but not limited to, information or plans regarding the Company’s customer relationships; personnel, or sales, marketing and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records and specifications; and privileged information pertaining to the Company’s strategies and defenses in pending litigation, that is the property of the Company, the disclosure or utilization of which would cause substantive and irreparable harm, loss of goodwill and injury to the Company. Employee acknowledges that Employee has returned to Employer all such confidential and proprietary business information in Employee’s possession, custody or control, as well as all files, memoranda, records, documents, computer records, copies of the foregoing, and other information related to the Company in Employee’s possession, custody or control. Employee further agrees not to disclose or utilize any such confidential or proprietary business information in the future. Pursuant to 18 U.S.C. § 1833(b), Employee understands that Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (x) in confidence to a Federal, State, or local

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government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee understands that if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding if Employee (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement or arrangement that Employee has with the Company shall prohibit or restrict Employee from making any voluntary disclosure of information or documents to any governmental agency or legislative body, any self-regulatory organization, the Legal Department of the Company, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act without prior notice to the Company.

6.

Employee agrees to continue to abide by the terms of the restrictive covenants set forth in the Change of Control Agreement between Employee and the Company, dated December 17, 2010, as amended, including, without limitation, Employee’s obligations regarding non-disclosure of confidential information, non-solicitation, and non-disparagement as set forth therein. The terms of such restrictive covenants are incorporated by reference herein.

7.

Employee agrees that by signing this Agreement Employee waives any claim for damages incurred at any time after the date of this Agreement because of alleged continuing effects of any alleged wrongful or discriminatory acts or omissions involving any Releasee, which occurred on or before the date Employee executed this Agreement and any right to sue for injunctive relief against the alleged acts or omissions occurring prior to the date Employee executed this Agreement.

8.

Employee understands and agrees that, by signing this Agreement, Employee is waiving any and all rights or claims that Employee may have arising under the ADEA, which have arisen on or before the date Employee executed this Agreement. Employee further understands and agrees that (i) in return for this Agreement, Employee will receive compensation beyond that which Employee was already entitled to receive before entering into this Agreement, (ii) Employee was provided a copy of this Agreement on date, and informed that Employee had [twenty-one (21)][1] [forty-five (45)][2] days from the date Employee was provided this Agreement (the “Consideration Period”) to consider, sign and return this Agreement, and (iii) Employee has seven (7) days following the date of signing of this Agreement in which to revoke this Agreement by delivering a written, signed revocation to General Counsel, One Dole Drive, Westlake Village, CA 91362.

9.

Employee acknowledges that Employee has the right to waive the Consideration Period by executing this Agreement prior to the expiration of the Consideration Period, and that any such waiver prior to the expiration of the Consideration Period is free and voluntary.

[1]	For individual termination of employment
[2]	For group termination of employment

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10.

The parties understand and agree that if any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

11.

The parties agree that any controversy or claim arising out of or related to this Agreement or Employee’s employment or separation from employment with Employer shall be settled by arbitration in Los Angeles, California, before an experienced employment arbitrator, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitration decision shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction.

12.

Employee represents and agrees that Employee fully understands Employee’s right to discuss all aspects of this Agreement with an attorney of Employee’s choosing; that Employee has been given the opportunity to avail Employee of this right; that Employee has carefully read and fully understands all of the provisions of this Agreement; and that Employee is voluntarily entering into this Agreement.

13.

The parties understand that this Agreement represents the entire agreement and understanding between the parties and supersedes any prior agreement, understanding or negotiations respecting such subject. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Employee and a duly authorized officer of Employer.

14.	This Agreement shall be governed and construed under the applicable laws of the State of California.

15.

This Agreement may be signed in counterparts by original, pdf (or similar format for scanned copies of documents) or facsimile signature, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

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Employee is advised by the Company to consult with an attorney, and Employee affirms that Employee has read and understands this Agreement and has voluntarily signed it. Employee declares under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ____ day of _____________, 2018, at _____________________, ________.

                                                                                              City                                     State

________________________

Johan Linden

ACKNOWLEDGED this ____ day of _____________, 2018, at ___________________, ________.

                                                                                              City                                     State

_____________________________________________________

Signature of Dole Food Company, Inc. HR Representative

_____________________________________________________

Signature of Dole Food Company, Inc. Officer

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ENDORSEMENT

I, Johan Linden, hereby acknowledge that I was given no fewer than [21]3[45]4 days to consider the foregoing Agreement and voluntarily chose to sign this Agreement prior to the expiration of the [21]5[45]6-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ____ day of __________________, 2018, at _____________________, ______.

                                                                                              City                                     State

___________________________________

Johan Linden

[3]	For individual termination of employment.
[4]	For group termination of employment.
[5]	For individual termination of employment.
[6]	For group termination of employment.

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